EXHIBIT 15(II) UNDER FORM N-1A
                                               EXHIBIT 1 UNDER ITEM 601 REG. S-K

                                    EXHIBIT C
                                     to the
                          Distribution and Service Plan

                          CLASSES IN DISTRIBUTION PLAN



                 Deutsche European Mid-Cap Fund - Class C Shares

                  Deutsche European Bond Fund - Class C Shares

                  Deutsche German Equity Fund - Class C Shares

                     Deutsche Top 50 Europe - Class C Shares

                       Deutsche Top 50 US - Class C Shares



The Distribution Plan is adopted by the Corporation with respect to the Classes of Shares of the portfolios of the CorporationError! Reference source not found.=business trust "Trust" "Corporation" set forth above.

In compensation for the services provided pursuant to the Distribution Plan, Edgewood will be paid a monthly fee computed at the annual rate of 0.75% of the average aggregate net asset value of the Classes of Shares of portfolios of the Corporation set forth above.

Witness the due execution hereof this 31st day of July, 1998.





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